CONTRACT
                                  --------


This Contract made and entered into this 12th day of September, 1997 by and between China Steel Corporation, a corporation duly organized and existing under the laws of the Republic of China, having its registered office at No.1 Chung Kang Road, Hsiao Kang, Kaohsiung, Taiwan, Republic of China (hereinafter called "CSC" or "Purchaser"), the party of the first part, and ETS International, Inc., a corporation duly organized and existing under the laws of the United States of America, having its registered office at 1401 Municipal Road, NW, Roanoke, Virginia 24012-1309, U. S. A. (hereinafter called "Contractor"), the party of the second part,

                                 WITNESSETH:
                                 -----------

WHEREAS, CSC desires to acquire and construct 3 Sets of Flue Gas
Desulfurization (FGD) System and Auxiliaries for operation at CSC's Kaohsiung Steel Works;

WHEREAS, Contractor is able, willing and ready to design, engineer and supply the aforesaid 3 Sets of Flue Gas Desulfurization (FGD) System and Auxiliaries and furnish supervising services for erection and commissioning thereof and also furnish training services to CSC's personnel, all in accordance with the terms and conditions of this Contract and other documents designated as an integral part hereof;

NOW, THEREFORE, the parties hereto covenant and agree hereby as follows:

DEFINITIONS                                                              PAGE
-----------                                                              ----

TERMS OF CONTRACT
-----------------

1.    SCOPE OF SUPPLY AND TRANSFER OF TECHNICAL KNOW-HOW. . . . . . . . .   7
2.    PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
3.    PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
4.    DELIVERY TIME . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
5.    PERFORMANCE BOND. . . . . . . . . . . . . . . . . . . . . . . . . .  13
6.    COMPLETENESS OF EQUIPMENT AND SERVICES. . . . . . . . . . . . . . .  13
7.    SAFETY DEVICES. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
8.    DELAYS IN DELIVERY AND LIQUIDATED DAMAGES . . . . . . . . . . . . .  14
9.    CHANGES IN SPECIFICATIONS . . . . . . . . . . . . . . . . . . . . .  16
10.   INVESTIGATION OF LOCAL CONDITIONS . . . . . . . . . . . . . . . . .  17
11.   INSPECTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
12.   TESTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
13.   GUARANTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
14.   INTELLECTUAL AND INDUSTRIAL PROPERTIES. . . . . . . . . . . . . . .  28
15.   TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
16.   SUB-CONTRACTORS . . . . . . . . . . . . . . . . . . . . . . . . . .  29
17.   TRANSFER OF CONTRACT. . . . . . . . . . . . . . . . . . . . . . . .  30
18.   FORCE MAJEURE . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
19.   ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
20.   TERMINATION OF CONTRACT BY CSC. . . . . . . . . . . . . . . . . . .  31
21.   INFORMATION REGARDING CONTRACT. . . . . . . . . . . . . . . . . . .  32
22.   INTERFERENCE WITH CSC'S FACILITIES. . . . . . . . . . . . . . . . .  33
23.   WAIVER OF BREACH. . . . . . . . . . . . . . . . . . . . . . . . . .  33
24.   LIENS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
25.   WARRANTY AGAINST CONTINGENT FEES FOR SOLICITING OR SECURING AWARD .  33
26.   OFFICIALS AND EMPLOYEES NOT TO BENEFIT. . . . . . . . . . . . . . .  34
27.   LANGUAGE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
28.   MESSAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
29.   CHARGING OF AMOUNTS DUE CSC AGAINST OUTSTANDINGS DUE CONTRACTOR . .  35
30.   PUBLIC AND THIRD PARTY INTEREST . . . . . . . . . . . . . . . . . .  35

31.   GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
32.   SUCCESSION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
33.   CONSEQUENTIAL DAMAGES . . . . . . . . . . . . . . . . . . . . . . .  35
34.   COUNTRY OF ORIGIN . . . . . . . . . . . . . . . . . . . . . . . . .  35
35.   EFFECTIVE DATE OF CONTRACT. . . . . . . . . . . . . . . . . . . . .  36
36.   EXECUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

EXHIBITS
I     PRICE BREAKDOWN . . . . . . . . . . . . . . . . . . . . . . . . . . .37
II    SPECIMEN OF PERFORMANCE BOND. . . . . . . . . . . . . . . . . . . . .38
II-A  SPECIMEN OF CONTRACTOR'S AFFIDAVIT. . . . . . . . . . . . . . . . . .39
III   SHIPPING AND INSURANCE. . . . . . . . . . . . . . . . . . . . . . . .40
IV    PROJECT COORDINATION AND CONTRACTOR'S SUBMITTAL OF DRAWINGS
      AND INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . .63
V     ERECTION, TRAINING AND COMMISSIONING SERVICES . . . . . . . . . . . .74

DEFINITIONS
-----------

For the purpose of this Contract, the following definitions shall apply:

1.    "CSC" or "Purchaser" used herein interchangeably means:
      China Steel Corporation
      No. 1 Chung Kang Road
      Hsiao Kang, Kaohsiung 812
      Taiwan, Republic of China
      Telephone: (07) 8021111
      Facsimile: (07) 8022511, 8019427
      Telex: 71108, 71283, 71284, 71415
      Cable Address: STEELMILL KAOHSIUNG

2.    "Contractor" means:
      ETS International, Inc.
      1401 Municipal Road, NW
      Roanoke, Virginia 24012-1309
      U.S.A.
      Telephone: (540) 265-0004
      Telefax: (540) 265-0082
      E-Mail: etsi@roanoke.infi.net

3. "Job Site Superintendent" means the responsible representative of Contractor on Job Site.

4. "CSC Representative" means CSC's representative or his delegated representative assigned by CSC to act on CSC's behalf on Job Site.

5. "Contract" means this Contract, which consists of the undermentioned documents:

      1)    This Contract with Exhibits I through V;

      2) All the minutes of clarification meeting, telefaxes, telexes, letters etc. related to this Contract and up to August 18, 1997;

      3) CSC's Technical Specifications No. FGD-85W5S01 for Flue Gas Desulfurization (FGD) System and Auxiliaries;

      4)    CSC Design Standards;

      5)    Contractor's Technical Specifications dated August, 1997.

      All above documents shall be regarded as integral parts of this Contract. Should there be any conflict among the above-mentioned documents, the order of priority shall be decided in accordance with the sequence as hereinabove defined, unless otherwise mutually agreed. For document 2), the document with later date shall have the priority over that with earlier date unless otherwise mutually agreed. Documents 2) through 5) together shall be referred to as "Contract Specifications".

6. "Work" means any and all labor, supervision, services, materials, softwares, supplies, machinery, equipment and tools called for by the Contract.

7. "Approved Equal" products will be considered approved only upon issuance of written approval by CSC to Contractor.

8. "Facilities" means the materials, supplies, structures, machineries, equipment, tools etc. finished by the Contractor under the terms of this Contract.

9. "CSC's Facilities" means materials, structures, civil work or equipment on Job Site other than the Work.

10. "Job Site" means the area, where CSC's project of this Contract will be carried out.

11. "Erection Site" means that part of the Job Site, where the equipment furnished by the Contractor will be erected and utilized in accordance with their intended use.

12. "Shop Test" means the test on the equipment furnished as a part of the Work assembled as fully as practical at Contractor's shops to operate the equipment to the extent possible in the presence of CSC's authorized representative.

13. "Functional Unit" means equipment assembled and erected at the Erection Site, for which the Preliminary Functional Test may be conducted independent of the remainder of Work. If there is no division of Work into two or more Functional Units in the Contract Specifications, the Work shall be the Functional Unit. Any and all process control computer system in connection with a Functional Unit shall be an integral part of the Functional Unit.

14. "Preliminary Functional Test" means the test to be carried out on each Functional Unit under no load conditions on Erection Site upon completion of the assembly of the Functional Unit.

15. "Performance Test" means the tests to be carried out after commencement of commissioning of the complete Work under load conditions.

16. "Final Acceptance" means that CSC accepts in writing the Work after the successful execution of Performance Test within the time period set forth in Contract.

17.   "Heavy Weight Cargo" means cargo which weighs more than thirty five
      (35) metric tons.

18. "Lengthy Cargo" means cargo which measures more than fifteen (15) meters in length.

19. "Last Major Shipment" means that the accumulated amount of delivered Facilities has reached an amount equal to 98% of the Contract Price, and furthermore the items remaining consists only of articles that in the opinion of CSC do not affect the progress of erection. If there should be any article yet to be delivered that affects the progress of erection in the opinion of CSC, then the "Last Major Shipment" shall be the shipment of that article.

20. "Final Shipment" means the last delivery for which the accumulated amount of delivered Facilities has reached 100% of the Contract Price.

21. "Month" means the calendar month in its ordinary sense. In case it starts from a day other than the first day of a month, then the month shall mean the days between that day of the calendar month and the advent of the same day in the succeeding calendar month, except that in the event the same date is not in existence in the succeeding calendar month, the last day of that month shall be the substitute date.

22. "Week" means the seven days between any day of the week and the advent of the same week day in the succeeding week.

23.   "Day" means any day of the month according to the Gregorian Calendar.

24. "Government" includes all competent agencies, offices, and public authorities thereof.

25. "CSC-declared holiday" means a holiday declared by CSC for the CSC personnel worked in day shift i.e. normal office hours.

26. "Taiwan Portion" means part of the Work to be performed by Contractor through its sub-contractor(s) in Taiwan, the Republic of China. Such sub-contractor shall be a manufacturer or an engineering firm as the sub-contract item may be.

27. "Foreign Portion" means all of the Work, exclusive of Taiwan Portion and supervision service, to be performed by Contractor outside of the Republic of China.

28. In this Contract wherever the masculine is used, it will be construed as if the feminine or the neuter, as the case may be, had been used where the context so requires. The singular shall include the plural and vice versa, where appropriate.

29. Article and sub-article numbering and heading used in the Contract are for convenience only and shall not affect the interpretation and construction of the Contract.

TERMS OF CONTRACT
-----------------
1.    SCOPE OF SUPPLY AND TRANSFER OF TECHNICAL KNOW-HOW
      --------------------------------------------------
      Contractor shall provide all engineering, equipment, materials, training and supervision for erection and commissioning required for the installation, maintenance and operation by CSC of the Facilities specified in the Contract Specifications and shall be responsible for the attainment of stipulated guaranteed performance. Contractor shall also furnish all necessary technical know-how, software, technical information and documents for erection, commissioning, testing and continued production of the Facilities. Such technical know-how etc. shall be supplied and transferred in due course by Contractor or through a proper training agent which should be the present user of the similar equipment arranged by Contractor in coordination with CSC's project schedule. Contractor further warrants that even after the Facilities have been finally accepted by CSC and are under normal operation, Contractor will continue to supply latest related technical know-how etc. to CSC free of charge respecting the equipment, maintenance, operation of the Facilities for improving production, for a period of two (2) years from the date of Final Acceptance. The above scope of supply and transfer of technical know-how shall be deemed an essential purpose of this Contract.

2.    PRICE
      -----
      2.1 CSC shall pay to Contractor the following sums as full compensation for Work to be performed by Contractor pursuant to this Contract:

            2.1.1 Foreign Portion

                  The total price for the Foreign Portion is US$2,006,000.- (Say United States Dollars Two Million Six Thousand Only, hereinafter individually called "Contract Price for Foreign Portion".)

                  Contract Price for Foreign Portion shall be understood and represented as a price of F.O.B. main international seaport/FCA international airport as per "INCOTERMS" in force at the date of signing this Contract. Prices for erection and commissioning services, as specifically provided in article 1 of EXHIBIT V ERECTION, TRAINING AND COMMISSIONING SERVICES are not included in Contract Price for Foreign Portion.

            2.1.2 Taiwan Portion

                  The total price for Taiwan Portion is NT$113,042,500.- (Say New Taiwan Dollars One Hundred Thirteen Million Forty-Two Thousand Five Hundred. Only, hereinafter individually called "Contract Price for Taiwan Portion".) Contract Price for Taiwan Portion shall be understood and represented as a price of CSC's Job Site delivery. However, for components and materials under Foreign Portion used by Contractor for processing and assembling into the Facilities in the shop of Contractor's subcontractor(s) in Taiwan (hereinafter called "Taiwan Subcontractor"), CSC shall be responsible for customs clearance and taking delivery to Job Site, and Contractor shall be responsible for transportation to the Taiwan Subcontractor's shop with loading the responsibility of CSC. For all of Work under Taiwan Portion (may or may not include the above mentioned imported components), Contractor shall deliver to CSC Job Site and shall be responsible for unloading.

            2.1.3 The "Contract Price for Foreign Portion" plus the "Contract
                  Price for Taiwan Portion" is hereinafter collectively called "Contract Price".
                  Prices stated above are regarded as "Fixed and Firm Lump Sum Prices" respectively.
                  Price breakdown of individual items including Foreign Portion and Taiwan Portion shall be as set forth in EXHIBIT I attached hereto and made a part hereof.

      2.2 In the event that any individual item of Foreign Portion as listed in the price breakdown will be delivered by two or more shipments, Contractor shall, prior to the first partial shipment of that item, allocate the item price into sub-itemized prices for each component or part by weight ratio or other measure that can justify the prices of each sub-item so that Contractor can invoice each sub-item in true value and the aggregated total shipping value of that item will exactly equal to the price shown in Contract.

      2.3 If Contractor wants to transfer any part of Taiwan Portion to Foreign Portion, such transfer shall be subject to CSC's approval and, if approved by CSC, only eighty (80) percent of the price of transferred portion will be converted into Contract Price for
            Foreign Portion and paid to Contractor.   Contractor is not
            entitled to request any compensation for the deducted twenty (20) percent of the price in N.T. Dollars. Furthermore, the exchange rate for conversion shall be at CSC's discretion to adopt either the exchange rate of US$1.00=NT$27.859 or the exchange rate prevailing at the time of CSC's granting approval. If Contractor wants to transfer any part of Foreign Portion to Taiwan Portion, such transfer shall also be subject to CSC's approval and the exchange rate shall be decided by CSC in the same way as mentioned above.

      2.4 Contractor shall warrant that: (1) in the event of loss or damage of all or part of Work covered thereby during transit before arrival at Erection Sites, Contractor shall re-supply them at a price not higher than 110% of the invoice value, (2) in the event of partial loss or damage, and partial value is not clearly indicated in the invoice, Contractor shall re-supply them at a price not higher than 110% of the value assessed by a loss adjuster whose appointment shall be made by CSC.

      2.5 CSC's rights of import duty exemption, if any, shall not be available to imports by Contractor's Taiwan Subcontractor for fabricating into Facilities under this Contract. Any components or parts under Foreign Portion that Contractor will furnish its Taiwan Subcontractors for fabricating into Facilities shall be shipped to CSC for customs clearance and taking delivery to Job Site. Contractor or its subcontractor shall pick up such imports from CSC's Job Site at Contractor's or Taiwan Subcontractor's expense.

            Contractor shall be responsible that Contractor's Taiwan Subcontractor shall not divert any materials imported as a part of Work to any use other than to manufacture the part of Work so subcontracted. If as a result of any such diverting, the ROC Government suspends or withdraws CSC's duty exemption rights, Contractor shall be responsible for reimbursing CSC all such duty paid by CSC. CSC shall have the right to claim from Contractor all other losses resulting from such diverting of materials even after other obligations have been fulfilled by Contractor.

      2.6   Prices of Spare Parts
            The unit prices of spare parts for the Facilities shall be as per the Contractor's Proposal dated March 21, 1997 and all subsequent revisions and supplements with price reduction of 10 percent. If there are prices discrepancy for same items among the Contractor's Proposal and revisions and supplements, the unit price of the lowest one shall apply. Furthermore, for any item's unit price, if CSC can prove that it is unreasonable, both parties shall meet to review and to decide a reasonable price reduction. Although the specification of spare parts may be changed after the detailed design, the unit prices of spare parts quoted will not be changed within validity.

            The unit prices of spare parts shall represent the price of FOB main international seaport/FCA main international airport prices as per INCOTERMS and shall be firm and valid within eighteen (18) months after the date of signing this Contract or six (6) months after CSC's receipt of complete spare parts list, whichever comes later. CSC reserves the right to place separate order(s) for the spare parts required by CSC at the prices as mentioned above within the period of validity of spare part prices. 100% of the ordered amount of spare parts shall be paid by an irrevocable non-confirmed Letter of Credit against shipping documents and liquidated damages for delay in delivery shall be 0.1% of the contract value of the delayed portion for each day's delay whether delay is within 30 days and 0.2% for each day's delay beyond 30 days but maximum of liquidated damages shall be 7% of the contract value of the delayed portion.

      2.7   Price of Installation
            CSC has the right to decide whether the installation work of Facilities will be performed by CSC itself or by a local company (hereinafter called "Erector") designated by the Contractor and approved by CSC in advance. In the event that CSC decides the installation work to be performed by the Erector, Contractor guarantees that the Erector will sign a FGD installation contract with CSC in a total amount not exceeding NT$35,320,000.- (say New Taiwan Dollars Thirty-Five Million Three Hundred Twenty Thousand
            only) according to the terms and conditions stipulated in the Attachment K of CSC Specification No. FGD-85W5S01. Contractor also warrants that if the Erector does not accept the aforesaid installation price or CSC's terms and conditions of Attachment K, the Contractor shall compensate CSC the price difference and be responsible for requesting the Erector to accept CSC's terms and conditions. CSC shall be entitled to deduct such compensation from any payment due to Contractor.

3.    PAYMENTS
      --------
      3.1   Foreign Portion
            ---------------
            Payment for items (a) - (d) shall be made against Contractor's invoice by telegraphic transfer to Contractor's account at a bank to be indicated in Contractor's invoice. Payment for item (e) below shall be made against shipping documents by an irrevocable non-confirmed Letter of Credit (L/C) in favour of Contractor, issued by a bank appointed by CSC. Cost for extension of Letter of Credit if caused by delay on the part of Contractor, shall be borne by Contractor. CSC shall bear only the banking charges incurred in Taiwan. All banking charges outside Taiwan shall be borne by the Contractor.

      Schedule of payment shall be:
      (a) 5% of the Contract Price for Foreign Portion within 45 days after the coming into effect of the Contract, and after the arrival in CSC's office of the performance bond specified in article 5 hereof.

      (b) 5% of the Contract Price for Foreign Portion within 30 days after the completion of delivery to CSC of:

            (1) Data and layout and arrangement drawings deemed sufficient by CSC for CSC to design and construct buildings and foundations.
            (2) Utility requirement data deemed sufficient by CSC for CSC to design piping and wiring leading to and from the Work.

      (c) 15%, 10% and 10% of the Contract Price for Foreign Portion within 30 days after Final Acceptance of the 1st, 2nd and 3rd FGD system respectively or not later than 8 months after Final Shipment date of each FGD system if Final Acceptance is delayed for reasons entirely attributable to CSC.

      (d) 5% of the Contract Price for Foreign Portion within 30 days after expiry of the guarantee period of all three FGD systems, and after the complete delivery of as-built drawings, complete spare parts list and drawings as well as the complete delivery of spare parts for the Facilities covered by this Contract and/or any separate purchase order placed by CSC within the validity of the prices of the spare parts, and deliver to CSC of Contractor's Affidavit, worded as per the EXHIBITS II-A, regarding the lien as required by article 24 of this Contract.

      (e) 50% of the Contract Price for Foreign Portion to be paid pro rata according to the invoice value of the respective shipment against the following documents:

            - Manually signed commercial invoice bearing the certificate certifying that the invoice amount represents the true value of shipment.

            -     Original Bills of Lading/Air Waybill/House Air Waybill.

            -     Signed packing lists.

            - Other documents as may be necessary and reasonably specified by CSC.

            Invoicing procedures and allocation of Contract Price to each partial invoice shall be according to the provisions under article 2.2 hereinabove and article 11 of EXHIBIT III SHIPPING AND INSURANCE.

      3.2   Taiwan Portion
            --------------
            CSC shall pay the Contract Price for Taiwan Portion to Contractor's fixed place of business. The said fixed place of business is hereinafter referred to as "payee". (Note: The term "fixed place of business" refers to fixed places for operation of business with business and tax registration in the Republic of China including headquarters, administrative offices, branch or sub-branch offices, business offices, factories, workshops, warehouses, construction sites or other similar place.) The payee shall provide CSC the receipt for such funds in the form of government uniform invoice required by the Government of the Republic of China, and such receipt shall be the full evidence of having discharged CSC's payment obligations. The business tax (value added tax) shall be borne by CSC.

      Schedule of payment shall be:
      (a) 5% within 45 days after coming into effect of the Contract and after the arrival of the performance bond as required by the article 5 against the payee's uniform invoice.

      (b) 5% within 30 days after the completion of delivery to CSC of the documents a and data required in the above article 3.1(b).

      (c) 55% pro rata in accordance with progress of delivery to Job Site against:

            (1)   The payee's uniform invoice.

            (2)   Contractor's certificate of inspection and acceptance.

            (3) Contractor's delivery notes certified by CSC's representative. Payment shall be made within 30 days after CSC's receipt of the goods delivered and the above-mentioned documents.

            (d) 15%, 10% and 10% within 30 days after Final Acceptance of the 1st, 2nd and 3rd FGD system respectively against the payee's uniform invoice.

4.    DELIVERY TIME
      -------------
      The Contractor shall complete the FOB/FCA shipment for Foreign Portion on or before January 10, 1999 and complete CSC Job Site delivery for Taiwan Portion on or before February 10, 1999. The detailed delivery schedule is specified in the Contract Specifications.

      FOB delivery for Foreign Portion shall be made at USA international seaport/airport and/or other international seaport/airport may be notified by Contractor and approved by CSC.

5.    PERFORMANCE BOND
      ----------------
      Notwithstanding anything to the contrary elsewhere herein, this Contract shall not become effective, nor shall any payment be made unless Contractor has delivered to CSC an irrevocable stand-by letter of credit in such form and substance as per the attached EXHIBIT II issued by such bank satisfactory to CSC, through an advising bank (including branches of foreign banks) in Taiwan with expiry not less then six months after expiry of the Equipment Guarantee. Amount of this letter of credit shall be 10% of the Contract Price. Contractor may choose to issue the letter of credit in United States Dollar or in New Taiwan Dollar and apply the exchange rate of US$1.00 = NT$27.859 for the conversion between the two currencies. The amount shall be reduced to not less than 5% of the Contract Price after Final Acceptance. Upon issuing Certificate of Final Acceptance to Contractor, CSC shall advise the issuing bank, through the advising bank, to reduce the amount of letter of credit.

      If Final Acceptance is delayed owing to causes attributable to Contractor, Contractor shall be responsible for extending the expiry of the letter of credit to a date satisfactory to CSC. However, if Final Acceptance is delayed owing to causes solely attributable to CSC and the extension of the expiry of letter of credit is required by CSC, the banking charges for extending the expiry to cover such delayed period will be borne by CSC. In such case, CSC will pay such charges to the bank concerned provided that the charges are reasonable and applicable.

      Delivery of said letter of credit shall not absolve Contractor of any of his contractual obligations. Nor shall it be construed as CSC's renunciation of rights to claim for, or barring CSC and Contractor from agreeing to, higher amounts of damages at any stage before Contractor has discharged all of his contractual obligations.

6.    COMPLETENESS OF EQUIPMENT AND SERVICES
      --------------------------------------
      Contractor shall be responsible to provide in the scope of the Work the design and manufacture of all items listed in the Contract
      Specifications, as well as those items not listed, to make a complete operating unit to achieve the performance specified in the Contract Specifications.

      Items which are not listed in the Contract Specifications but which the Contractor knows should be included for achieving the performance specified in the Contract Specifications shall be furnished and brought to the attention of CSC.

      In the event of any surplus material and/or part remaining at job Site at the completion of erection, such material and/or part shall become property of CSC.

      If during execution of the Work, Contractor deems it necessary to expand the agreed scope in order to achieve the performance specified in the Contract Specifications and called for in the Contract, such equipment or services shall be provided by the Contractor at no expense to CSC.

      Contractor is entitled to make technical alterations proving necessary during the progress of work which shall not influence quality and performance of equipment and services. Any alterations of the scope of work and services require the written permission of CSC, and such permission shall in no way relieve Contractor from his contractual obligations.

7.    SAFETY DEVICES
      --------------
      7.1 The Contractor shall equip the Work covered by this Contract with all proper safety devices for the protection of workmen and shall provide suitable, removable safety guards for all exposed moving parts, such as gears, roller chains, belts, brake wheels, couplings, and the like.

            The Contractor warrants that such Work will meet the requirements of, and be in conformity with, any and all applicable laws, rules, regulations, and ordinances.

      7.2 Contractor should put the proper labels on the conspicuous place of the hazardous or harmful material, device, equipment or container, and submit to CSC the relevant detailed Material Safety Data Sheet.

8.    DELAYS IN DELIVERY AND LIQUIDATED DAMAGES
      -----------------------------------------
      8.1 Contractor shall begin and complete delivery of the Work including the delivery of engineering drawings for construction according to the schedule set forth in the Contract
            Specifications. Progress of delivery shall be governed by target dates set forth in the above mentioned schedule.


      8.2 In the event progress of actual shipment/delivery of Facilities and/or actual delivery of engineering drawings for construction are later than any one of the target dates due for any item set forth in the agreed schedule, liquidated damages shall become due. Said liquidated damages shall be computed by multiplying the longest time of delay for any target date or the time of delay for the completion of delivery, whichever is the longest, times 0.2% of the Contract Price per week of delay. Delay of fractions of one week shall be computed by taking the week as seven days. Maximum of said liquidated damages is 5% of Contract Price. Contractor shall pay such liquidated damages, if any, to CSC before CSC's effecting payment for amount due under article 3.1.(c) or, otherwise, CSC will deduct the said liquidated damages from the payment. The payment of said liquidated damages shall not relieve Contractor from his obligations to complete the Work, to perform his other obligations and settle other claims resulting from the Contract.

            Contractor warrants that the Work covered by this Contract will be given higher priority than is given to any order entered into Contractor's production program after the date of signing this Contract in the allocation of Contractor's equipment personnel and resources. This applies also to all subcontractor's equipment, personnel and resources. For the purpose of checking compliance, Contractor shall make available to CSC or CSC's designated party, all records of order entry and production resources allocations. In the event of violation of this warranty as proved by CSC or a party designated by CSC, and if any delay occurs in the delivery of Work from the agreed schedule, CSC shall be entitled to claim from Contractor damages even to an extent beyond the limit set forth in the above.

      8.3 As soon as it becomes obvious that certain equipment or part is late to meet the scheduled delivery dates, Contractor shall inform CSC immediately.

            Should CSC deem that such delay will endanger the erection progress, Contractor shall, upon the request of CSC, air ship the delayed equipment or parts and bear the cost difference between air and surface transportation.

      8.4 Payment of liquidated damages shall not relieve Contractor from the obligation of airshipment in case of delay, nor shall airshipment and bearing of difference of transportation cost relieve the Contractor from paying liquidated damages due.

      8.5 If Contractor takes all possible measures to reduce the delay in erection progress and, in the opinion of CSC, the erection progress has not been substantially delayed and, as a result of CSC's evaluation made after Final Acceptance, Contractor has performed this Contract in satisfactory manner, CSC may, at its full discretion, reduce or waive the liquidated damages, as the case may be.

      8.6 Should the material or components delivered by Contractor to CSC prove to be insufficient to assemble and erect the Work at the Erection Site, Contractor shall airship the deficient part and/or materials, and bear all the cost of airshipment. In such event, for the purpose of assessing liquidated damages provided herein, the completion of shipment shall be deemed to be the arrival at Erection Site of all such deficient parts and/or materials.

      8.7 The lump sum Contract Price shall be on the basis that Contractor shall use as much manpower and work as many hours as necessary to meet the contractual delivery schedule. Contractor shall not be entitled to claim any additional compensation for overtime work.

9.    CHANGES IN SPECIFICATIONS
      -------------------------

      CSC reserves the right to make such changes in the specification and design as may be necessary or desirable. Change in price shall be determined by referring to a unit price of the already agreed Contract Price. Any difference in the Contract Price resulting from any such change shall be agreed upon in writing by CSC before the work is begun.

      Before proceeding with any work involving possible claims by the Contractor for extra compensation above the Contract Price, the Contractor shall submit in writing to CSC a detailed estimate of the price for such work. Where CSC desires to have the work done and where the price is agreed upon, the matter will be covered by a written order issued to the Contractor by CSC. The Contractor shall not proceed with any such work before receiving such a written order.

      All additional work that CSC deems necessary to meet Contract Specifications or guaranteed performance shall be furnished by Contractor at no extra cost to CSC.

10.   INVESTIGATION OF LOCAL CONDITIONS
      ---------------------------------
      The signing of Contract by Contractor shall be deemed conclusive evidence that Contractor has carefully investigated and clearly understood all the local conditions which may influence the performance of this Contract. No claims for additional compensation will be entertained on the basis of Contractor not having made sufficiently thorough investigation of such conditions. All expenses for such investigation shall be borne by Contractor.

11.   INSPECTION
      ----------
      11.1 All Work shall be subject to CSC's inspection and approval at all times, but such approval shall not relieve the Contractor of his contractual responsibilities.

            The Contractor shall provide sufficient, safe and proper facilities at all times for such inspection of the Work, furnish full information concerning all material entering into the Work, and grant CSC and CSC's duly authorized representative free access at all reasonable times to the shops where the Work for this Contract are manufactured, stored or assembled.

      11.2 At least six (6) weeks before Contractor starts manufacturing the Work or parts thereof in Contractor's shops or in those of his sub-contractors, Contractor shall inform CSC in writing accordingly, indicating the item concerned, the location of the shop and the schedule of manufacture.

      11.3 CSC shall, at any time, be entitled to ascertain the state and progress of manufacture. Visits to Contractor's engineering and manufacturing locations shall be during working hours.

      11.4 Contractor shall, during the visit of CSC's representative have available all documents and data as are necessary to judge the state of the Work and the progress thereof. During the inspection of items under manufacture, the visitor(s) shall be attended by the shop superintendent in charge or his deputy, who shall give the visitor(s) all requested information related to the manufacture of the Work.

      11.5 CSC is entitled to visit, in addition to the shops, the offices which are in charge of the work to be performed in connection with the Contract.

      11.6 Contractor shall assist to obtain the permission and entry visas for all such visits for CSC to the shops of Contractor and his sub-contractors.

      11.7 Contractor shall be informed of a visit to the respective shops and/or subcontractors at least five (5) days in advance.

      11.8 It shall be the responsibility of Contractor to inspect all equipment and materials prior to delivery. Two (2) copies of all inspection reports, test reports, analyses, etc. (in English) signed by Contractor's authorized personnel shall be forwarded promptly via airmail to CSC. Except for the reports for those tests which CSC has waived witnessing in writing, all inspection reports shall bear the signature of approval of CSC or its representative.

12.   TESTING
      -------
      12.1  SHOP TESTS
            ----------
            12.1.1 Contractor shall notify CSC at least six (6) weeks in advance of the tests so that CSC may be represented at all tests. Contractor shall assemble equipment as fully as practicable at the factory and test in CSC's representative's presence. Contractor shall run all drives and motions at full speed and full load or simulated full load when practicable.

                        Refinement for timing, scope and methods of such test shall be agreed prior to the performance of these tests.

            12.1.2 In addition to the normal tests, Contractor shall permit CSC to inspect and make nondestructive tests as may be necessary to ensure good quality and compliance with the Contract Specifications at no additional cost to CSC. Contractor shall give CSC sufficient advance notice of availability of components before assembling prior subassemblies to permit inspection and nondestructive testing. Performance of tests shall in no event be ground for requesting extensions of delivery dates, and shall not relieve Contractor from his contractual obligations. Contractor shall airmail to CSC all shop test reports. Unless CSC has waived witnessing the test in writing, all reports must bear the signature of approval by CSC or his representative.

            12.1.3 The same obligations of Contractor to facilitate visits by CSC and/or his representative stipulated in article 11 also apply to this article 12.1.

      12.2  PRELIMINARY FUNCTIONAL TEST
            ---------------------------
            12.2.1 Each Functional Unit shall be subject to Preliminary Functional Test upon completion of erection at Job Site. By Preliminary Functional Test evidence shall be given for:

                        (1)   completeness of Work,

                        (2)   proper assembly of Work,

                        (3)   compliance with the contractual specifications,

                        (4)   mechanical operability under no load
                              conditions,

                        (5) availability on Job Site by that date of pertinent operating and maintenance instructions and other pertinent documentation to be a supplied by Contractor,

                        (6)   readiness of the Functional Unit to be
                              commissioned.

                        Any refinement for the above scope for Preliminary Functional Test shall be determined in due course prior to performance of such tests.

            12.2.2 Contractor shall attach all inscriptions and plates on machinery and equipment prior to Preliminary Functional Test. Inscriptions will be in English.

            12.2.3 At least seven (7) days ahead of the desired date, Contractor shall inform CSC in writing that a Functional Unit is ready for Preliminary Functional Test. CSC and Contractor shall mutually agree on the date of execution of the test.

            12.2.4 CSC shall carry out the Preliminary Functional Test in compliance with the instructions given by Contractor's supervision personnel. A memorandum of completion of Functional Test shall be signed by CSC and Contractor's field representatives if all Functional Units furnished under the Contract meet the requirements as stipulated.

            12.2.5 If any Functional Unit falls the Preliminary Functional Test, CSC shall inform Contractor in writing. Contractor shall immediately take all corrective measures at his expense and complete such correction within the time limit set by CSC. After elimination of the defects Contractor shall again inform CSC that the Functional Unit is ready for Preliminary Functional Test.

                        In the event that Contractor does not commence to correct the defects within seven (7) days following the receipt of CSC's notice, CSC may at Contractor's expense correct said defects. Such action on CSC's part shall not relieve Contractor from his contractual obligations.

            12.2.6 CSC and Contractor may agree on commencement of commissioning even if Preliminary Functional Test has not been completed, if both parties agree on the insignificance of the incomplete part. However, such agreement shall not relieve Contractor from his obligations under the Contract.

            12.2.7 A memorandum of completion of Preliminary Functional Test shall not be withheld by CSC unreasonably or for minor or insubstantial deviations from the Contract Specifications unless the principal function of the Functional Unit is affected or contractually agreed documentation has not been delivered by Contractor.

            12.2.8 Should a Functional Unit, for which the Preliminary Functional Test has already been completed, develop defects during the period between the completion of that test and Final Acceptance, Contractor shall be responsible for these defects and deliver the replacement parts free of charges to CSC on CIF Kaohsiung basis, unless Contractor proves that the defects have not been caused by faulty planning, design, workmanship or by faulty instructions given by Contractor.

      12.3  PERFORMANCE TEST
            ----------------
            12.3.1 Time limit for holding Performance Test shall be according to the stipulations of Contract
                        Specifications.

            12.3.2 CSC shall furnish all raw materials, consumables, other materials, utilities, laboratory' equipment, skilled operators, testing instruments with the exception of those special testing equipment Contractor deems necessary and has listed to furnish in the Contract. Parts damaged during Performance Test shall be replaced by Contractor free of charge. Contractor shall also bear all the transportation cost to and from Job Site and insurance premium and import duties, if any, of such replacement. Such parts shall carry the 12 month guarantee as per article 13 hereof.

                  Contractor and CSC shall agree fourteen (14) days in advance on the date of the Performance Test.

13.   GUARANTEE
      ---------
      13.1  EQUIPMENT GUARANTEE
            -------------------
            13.1.1 Contractor warrants to CSC that the design of all equipment shall be modern, approved and of the latest type as developed by recent experience and technology, and shall comply with the Contract Specifications, drawings and other description furnished herein by CSC or Contractor, as the case may be.

                        Equipment shall be new and shall under the intended operation conditions show no defects

            13.1.2 The material, workmanship, manufacture, fabrication and construction of the equipment shall be first class in all details.

            13.1.3 The equipment when erected and assembled at CSC's Job Site will constitute a complete efficient unit, capable of continuous operation at the rate, capacity and efficiency set forth in the Contract
                        Specifications.

                        Contractor shall, at his own expense, upon written demand by CSC, promptly fabricate, deliver to Job Site, remove replace, test and certify free of charge any part of the equipment:

                        a.    Which does not comply with the Contract
                              Specifications.
                        b.    Which is of defective or incorrect design.
                        c. Which under normal use and maintenance proves defective in workmanship or material within a guarantee period of twelve (12) from the date of Final Acceptance, however, not later than eighteen (18) months after the end of the time period of Performance Test set forth in the Contract Specifications in case that Performance Test is delayed owing to causes solely attributable to CSC.

                        Contractor shall bear all expenses of returning the defective and replaced part to Contractor, and such return shall not be effected before the arrival of the replacement at Job Site.

            13.1.4      If after receipt of written request from CSC and ten
                        (10) days later the Contractor has not acted upon CSC's request, CSC may engage third parties. The cost incurred by CSC from third party repair, modification or replacement will be charged to Contractor. However, Contractor will not be relieved from Contractor's contractual obligations.

            13.1.5 In all the above cases the guarantee period for the replaced part shall be extended twelve (12) months from the date the replaced part functions properly. If such part affects any other part of the Work, the guarantee period of such affected parts shall be extended by a period equal to the time period they are idled.

            13.1.6 Contractor shall be free from liabilities and/or responsibilities as provided hereunder in case Contractor can prove to CSC's satisfaction that the failure is due to disregard by CSC's personnel of Contractor's erection or commissioning instructions entered in the site diary and duly acknowledged by CSC Representative.

            13.1.7 The Contractor's responsibility for loss or damage to the Work shall cease at the end of the guarantee period except where such loss or damage is attributable to the Gross Misconduct, of the Contractor. "Gross Misconduct" means any act or omission of the Contractor in violation of the most elementary rules of diligence which a conscientious contractor in the same position and under the same circumstances would have followed. In the event of Gross Misconduct the Contractor's responsibility for loss or damage to, the Work, including but not limited to repair or replacement of the defective

                        Work, shall cease: 1) at the end of the required service life of the Work or a part thereof, if the service life has been specified in the Contract; or
                        2) at the end of the service life which an ordinary equipment or a part thereof should have, if the service life has not been specified in the Contract.

      13.2  PERFORMANCE GUARANTEE
            ---------------------
            13.2.1 Contractor guarantees that the Work shall be capable of the performances set forth in Contract
                        Specifications. The Work shall be subject to tests as stipulated therein.

            13.2.2 Guaranteed performance, such as capacity, quality, consumption values, duration of test, testing conditions, and detailed test procedures are set forth in Contract Specifications.

            13.2.3 CSC will deem the Performance Test completed, and guarantee considered met, when all described conditions agreed upon by the Contractor and CSC are fulfilled.

            13.2.4 If Performance Test is not finally successful and Contractor deems such failure is due to the lack in skill of CSC's operators, CSC shall have the right to request Contractor, or Contractor may at his option to bring his own operators to operate the equipment during the Performance Test. All such activities shall be at no cost to CSC.

            13.2.5 If, in the course of the Performance Test, guaranteed performance of the Work is achieved in accordance with the provisions of the Contract, a memorandum shall be drawn up and signed by CSC and Contractor confirming success of the Performance Test. The calculations required for the Performance Test shall be completed by Contractor promptly after running of a Performance Test, and handed to CSC. A formal certificate bearing the date of successful performance as well as the signatures of the officials in charge shall be handed to Contractor within seven (7) days after receipt and acceptance by CSC of Contractor's performance calculations.

            13.2.6      Failure to Meet Performance Guarantees:
                        If owing to reasons within Contractor's
                        responsibility Performance Test have not been successfully executed within the time period set forth in the Contract Specifications, Contractor shall be deemed to have failed to meet the guarantee specified in the Contract, in which case Contractor shall:

                  (1) continue to take all possible measures at Contractors expense to remedy and improve the Facilities, including but not be limited to redesign and replacement of the critical part of the Facilities to reach the performances guaranteed.

                  (2) pay liquidated damages to CSC according to the following schedule:

                        If the guaranteed performances
                        have not been reached within
                        the below listed number of
                        months after the end of the
                        time period of Performance          The liquidated damages
                        Test set forth in                   will be ( % of
                        Contract Specifications:            Contract Price:
                        --------------------------          ----------------------
                              3                                         0
                              4                                         1
                              5                                         2
                              6                                         3
                              7                                         4
                              8 and more                                5

                        CSC may waive or reduce the amount of liquidated damages set forth above if, in CSC's opinion, Contractor performs this Contract in a very good manner in engineering, design, manufacturing, quality control, delivery arrangement, supervision services of erection and commissioning, technical transfer and other after services which are materially beneficial to CSC.

                  (3) Pay additional liquidated damages if so claimed by CSC in case of failure to reach the guaranteed performances within one year after the original time limit and CSC chooses to accept the Facilities with defect. Such liquidated damages shall be calculated basing on percentage of deficient production rate and/or deficient performance rate as follows:

                        (a) Each FGD system shall be designed to reduce SOx from 500 ppm volume dry corrected (VDC) or lower (at 6% 02), to 50 ppm (VDC) or lower (at 6% O2), or SOx reduction equivalent to 90% at any operation condition.

                              If SOx reduction of each FGD system can not meet the performance guarantee, and CSC decides to accept with defect, the Contractor should pay a minimum liquidated damages (abbreviated as LD hereinafter) of 5% of one-third of the total Contract Price. In addition, as the SOx reduction efficiency deviates every 1% (lower in absolute efficiency value) from the guaranteed 90%, there will be a 1% corresponding LD added to the 5%, but the total shall not exceed 10% of one-third of the total Contract Price. For example, if a SOx reduction of 85% is achieved, the Contractor shall pay 10% LD to CSC.

                        (b) Each FGD system shall be designed to meet guaranteed Normalized Stoichiometric Ratio
                              (NSR) 1.313.

                              If NSR of each FGD system can not meet the performance guarantee, the Contractor should pay a minimum LD of 3% of one-third of Contract Price. If the NSR deviates every 0.1 (higher) from the guaranteed data, there will be a 1% corresponding LD added to the 3%, but the total shall not exceed 5% of one-third of the total Contract Price.

                        (c) Each FGD system shall be designed to meet the guaranteed particulate emission rate (<50 mg/Nm3) at 6% 02 condition.

                              If the particulate emission rate of each FGD system can not meet the performance guarantee, the Contractor should pay a minimum LD of 5% of one-third of Contract Price. If the particulate emission rate deviates every 5mg/Nm3 (higher) from the guaranteed data, there will be a 1% corresponding LD added to the 5%, but the total shall not exceed 10% of one-third of the total Contract Price.

                        (d)   Raw Water Consumption

                              The makeup raw water flow (total) shall be guaranteed not to exceed 12,100 Kg/Hr for each boiler's FGD at 100 percent MCR.

                              LD: US$17,300 for each 500 liter per hour increase in raw water requirements of guaranteed data.

                        (e)   Electric Power Consumption

                              The consumption rate of electric power shall be guaranteed not to exceed 270 KWH for each boiler's FGD at 100 percent MCR.

                              LD: US$4,590 per kW for electrical power consumption exceeding the guaranteed data of power consumption, including power consumption for the waste water treatment system and equipment furnished by others.

                        (f)   Effluent Quality

                              The effluent quality shall be guaranteed not to exceed the values specified in Section 3.3 of CSC's Specification No. FGD-35W5S01.

                              LD: US$100,000 will be added if any one or more of the species in the treated effluent exceeds the respectively guarantee values stated above.

                        (g)   Steam Consumption

                              No steam consumption is required for each boiler's FGD at 100 percent MCR.

                              LD: US$52,700 each 100 kg per hour for steam consumption exceeding the guaranteed data of steam consumption (including steam consumption for the re-heating system of treated flue gas).

                        (h)   Land Space Requirement

                              Total land space requirement for three FGD systems shall be guaranteed not to exceed 665 square meter (M2).


                              LD: US$640 for each extra square meter (M2) exceeding the above guaranteed figure.

The liquidated damages for each individual FGD system described above is summarized and listed in the following Table.

----------------------------------------------------------------------------------------
      Item                    Liquidated Damages
----------------------------------------------------------------------------------------
SOx reduction efficiency
      89~<90%                             5% of one-third of the total Contract Price
      88~<89%                             6% of one-third of the total Contract Price
      87~<88%                             7% of one-third of the total Contract Price
      86~<87%                             8% of one-third of the total Contract Price
      85~<86%                             9% of one-third of the total Contract Price
      84~<85                              10% of one-third of the total Contract Price
----------------------------------------------------------------------------------------
Normalized Stoichiometric Ratio (NSR)

The guaranteed data (NSRG) 1.313.
> NSRG ~<NSRG+0.1                         3% of one-third of the total Contract Price
> NSRG+0.1~NSRG+0.2                       4% of one-third of the total Contract Price
=
> NSRG+0.2                                5% of one-third of the total Contract Price
=
-----------------------------------------------------------------------------------------
Particulate emission rate (<50mg/Nm3)
      50~<55 mg/Nm3                       5% of one-third of the total Contract Price
      55~<60 mg/Nm3                       6% of one-third of the total Contract Price
      60~<65 mg/Nm3                       7% of one-third of the total Contract Price
      65~<70 mg/Nm3                       8% of one-third of the total Contract Price
      70~<75 mg/Nm3                       9% of one-third of the total Contract Price
      75~<80 mg/Nm3                       10% of one-third of the total Contract Price
-----------------------------------------------------------------------------------------
The makeup raw water                      US$17,300 for each 500 liter per hour increase
                                          in raw water requirements of guaranteed 12,100
                                          Kg/Hr for each boiler's FGD at 100% MCR.
-----------------------------------------------------------------------------------------
Electric power consumption                US$4,590 per kW for electrical power
                                          consumption exceeding the guaranteed 270 KWH
                                          for each boiler's FGD at 100% MCR.
-----------------------------------------------------------------------------------------
Effluent quality                          US$100,000 will be added if any one or more of
                                          the species in the treated effluent exceeds the
                                          respectively guarantee values specified in
                                          CSC's Specification No. FGD-85W5S01.
-----------------------------------------------------------------------------------------
Steam consumption                         US$52,700 each 100 kg per hour for any steam
                                          consumption for each boiler FGD at 100% MCR.
-----------------------------------------------------------------------------------------
Land space requirement                    US$640 for each extra square meter (M2)
                                          exceeding 665 square meter (M2).
-----------------------------------------------------------------------------------------

                  (4) Compensate to CSC in a sufficient amount deemed necessary for CSC to remedy the Facilities, by engaging a third party, to reach the guaranteed performances in case one year after the original time limit the Facilities have not been accepted by CSC.

                  Payment of liquidated damages or compensation specified in item (2) and/or (3) or (4) above shall in no way relieve Contractor from his other contractual obligations and responsibilities.

14.   INTELLECTUAL AND INDUSTRIAL PROPERTIES
      --------------------------------------
      Contractor shall indemnify, safeguard and defend CSC, CSC's officers and mandataries from and against any and all suits or action either at law or in equity and from all loss, expense, damage, attorney's fees, claims or demand for, or incidental to any actual or alleged infringement of any patent, invention, design, know-how, technical information, trade mark or name, or copyright arising from the purchase, design, manufacture, use or sale of any of the articles, materials, processes covered by the Contract.

      Should any claim against above mentioned infringements result in a delay in the execution of the Work, Contractor shall be held responsible for such delays according to the stipulations of the Contract.

      In the event that any claim is made or action is brought against CSC, CSC's officers, and mandataries relating to an Infringement, CSC shall promptly notify Contractor thereof, and Contractor, at Contractor's expense, shall conduct for CSC all negotiations for and settlement of disputes or litigations that may arise therefrom.

      Contractor shall pay all royalties and license fees and shall defend all suits or claims for infringement of any patented, trade marked and/or copyrighted article, machine or process (specified and/or furnished by him) incorporated in the Work and shall save CSC harmless from any loss on account thereof.

      Should any such infringement be established and Contractor must replace the infringing equipment with non-infringing equipment, such replacement shall be made only when CSC's erection and commissioning schedule or production schedule so permit. If replacement of such equipment affect CSC's erection, commissioning or production, Contractor shall be responsible for all losses thereby incurred by CSC.

15.   TAXES
      -----
      CSC shall be responsible for the payment of only those taxes, duties, tariffs, fees and other charges imposed by the Government of the Republic of China on the transaction covered in this Contract for which the applicable laws and regulation name CSC as the payer.

      Notwithstanding the above, CSC shall provide the bond for the import duty for equipment or tools, sheds, scaffolding instruments which are brought to Job Site by Contractor for the performance of his services specified herein and which remain his property and will be reexported after use. If owing to negligence on the part of Contractor any such bond is confiscated, Contractor should bear the losses incurred by CSC as a result of such confiscation.

      Contractor shall assume the payment of all taxes, duties, tariffs, import, and excise levied by all governments other than the Republic of China and those taxes, duties, tariffs, etc. imposed by the government of the Republic of China for which the applicable laws and regulations name Contractor or any party other than CSC as the payer (including but not limited to any taxes levied by the Government of the Republic of China on any branch of Contractor in the Republic of China).
      Contractor shall be responsible for and bear the cost of obtaining the export license.

16.   SUB-CONTRACTORS
      ---------------
      Contractor is permitted to order equipment and services from subcontractors whose names are listed in Contract Specifications.

      In the event that Contractor intends to subcontract to any other subcontractors than those listed in Contract Specifications, Contractor shall obtain a prior written approval by CSC before signing such subcontracts.

      Regardless whether Contractor subcontracts or not, Contractor shall have sole and full responsibility for fulfilling all contractual obligations.

      Orders made by Contractor to subcontractors shall in no way relieve the Contractor from his contractual obligations and responsibilities. CSC shall make payments only to Contractor for Foreign Portion and to Contractor's Taiwan local fixed place of business for Taiwan Portion. CSC assumes no further responsibility for any payment due the subcontractor or any other responsibilities as a result of a subcontract from Contractor to his subcontractor. This paragraph shall form a part of every subcontract concluded by Contractor.

17.   TRANSFER OF CONTRACT
      --------------------
      Contractor is not entitled, without prior written consent of CSC, to transfer the Contract nor present a claim resulting from a Contract transfer.

18.   FORCE MAJEURE
      -------------
      Events of force majeure making it impossible or impractical to CSC or Contractor to fulfill the obligations arising from this Contract, such as, but not limited to, fire, elemental catastrophes, war, blockade, strikes and events beyond the control of CSC or Contractor shall postpone, if the circumstance permits, the time of fulfillment of the respective obligations for the period the above events are lasting. Events the parties herewith specifically agreed to be excluded from and shall not be considered as force majeure are subcontractor's delay, re-manufacture of defective part, shortage of materials, fuel and breakdown of Contractor's equipment, or allocation of Contractor's equipment or labor to manufacture other orders on hand, regardless whether such other orders have been placed by government or civilian organizations.

      That party of the Contract, for which the fulfillment of contractual obligations become hindered or impossible subsequent to the occurrence of the above events, is obligated to inform the other party within 15 days of the occurrence of these events and of their consequences.

      The corresponding proof for the occurrence of these events and their duration are to be certified by the Chamber of Commerce of Contractor's country or the equivalent authority in the Republic of China as far as CSC is concerned.

      Both parties shall make every reasonable effort to minimize the effect of force majeure upon the performance of the Contract. The affected party shall notify the other party within 15 days after the cessation of the force majeure event.

      Within a period of two months after the occurrence of force majeure and if the force majeure event has not ceased, the parties to the Contract shall meet, if possible, to agree upon the action to be taken to avoid further delay in the performance of the Contract. If no agreement is reached within a period of seven months, and the event of force majeure has not ceased in the meantime, or if prior to the expiration of the nine month period the parties agree that the force majeure event has rendered further performance impossible or impractical either party is entitled to terminate this Contract provided that all equipment delivered by Contractor to CSC up to this moment is paid for by CSC and surplus payment by CSC to Contractor is refunded by Contractor. Such termination shall not absolve the parties of their responsibilities accrued under the Contract as far as legally permissible. If at any time the parties cannot agree whether performance is or is not possible or practical, the dispute may be submitted to arbitration upon the written request.

19.   ARBITRATION
      -----------
      Any and all dispute which may arise as a result of, or in connection with this Contract, shall be finally settled by arbitration. The party initiating arbitration shall first advise the other party in writing of the name of his arbitrator and demand that the other party supply in writing the name of his arbitrator within one month. These two arbitrators shall, within two weeks, together appoint a third arbitrator. If the other party fails to name his arbitrator within the designated time, or if the two arbitrators are unable within two weeks to agree on a third arbitrator, the arbitrator or arbitrators in question shall be appointed in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The place where the arbitration shall be conducted shall be determined by the arbitrators within two weeks of the date in which the arbitration board is constituted, and shall be accessible by all parties to the arbitration in time to attend the arbitration.

      Contractor shall not suspend the performance of the Contract by reason of the reference of the dispute to arbitration.

      The arbitrators shall be bound by the provisions of the controlling rules in the course of trial and in arriving at its award. The controlling rules shall be those of the International Chamber of Commerce.

      The arbitration award shall be final and enforceable by the Courts of the country of Contractor's domicile or place of registered business office and the Republic of China. The award shall also indicate how to distribute arbitrator's fee and arbitration expenses between the parties.

20.   TERMINATION OF CONTRACT BY CSC
      ------------------------------
      20.1 CSC is entitled to terminate the Contract by means of an unilateral decision in the event of any or all the following:

            (a)   Contractor materially breaches the Contract;

            (b)   Contractor has not commenced action to provide the Work two
                  (2) months after the effectiveness of the Contract;

            (c) Contractor, after having been notified by CSC in writing of the consequences thereof does not fulfill all or part of the Contract thus impairing the fundamental basis/purpose of the Contract.

      20.2 If (a) or (b) occurs, Contractor shall complete corrective action within a reasonable period stipulated by CSC. If after this period, Contractor has not completed corrective action, CSC is entitled to regard the Contract as terminated.

      20.3 In case that the Contract is terminated by a unilateral decision of CSC, CSC either directly or through another contractor, undertake and complete the Work agreed upon in the best way possible. In such case, CSC shall withhold any payment pending final account at the completion of the Work. If the withheld payment is not sufficient to meet the difference in prices and losses incurred by as a result of such termination, CSC shall have the right to claim from Contractor and obtain compensation therefrom.

      20.4 CSC has the rights and powers stipulated under this article in case that Contractor becomes bankrupt or insolvent or concluded a receivership or, if according to CSC's judgement, the provision of the Work in accordance with the Contract is jeopardized as a result of a delay for payment agreed upon between Contractor and Contractor's creditors, or of the fact that parts of Contractor's property are burdened with liens or mortgages, or in case that Contractor being an association is being devolved.

      20.5 The fact that the Contract is terminated by CSC may not and shall not be regarded as a renunciation of CSC's right to render Contractor or its successor liable for the damages accrued by the date of termination.

21.   INFORMATION REGARDING CONTRACTS
      -------------------------------
      No information relative to the Contract shall be published or given out in any form or manner by Contractor without first obtaining the written consent of CSC except necessary information to Government agencies upon request, or to financial institutions for the obtaining of financing.

22.   INTERFERENCE WITH CSC'S FACILITIES
      ----------------------------------
      Should the lack of adequate and correct information on the Contractor's drawings or error on the Contractor's part in performing the Work result in any interference with the CSC's Facilities so as to require changes therein or in the Work furnished by the Contractor, the Contractor shall at its own expense make such changes as are necessary to correct such interference or CSC may make them and charge the cost thereof to the Contractor.

23.   WAIVER OF BREACH
      ----------------
      Any failure by CSC at any time, or from time to time, to enforce or require the strict keeping and performance by the Contractor of any of the terms or conditions of this Contract shall not constitute a waiver by CSC of a breach of any such terms or conditions and shall not affect or impair such terms or conditions in any way, or the right of the CSC at any time to avail itself of such remedies as it may have for any such breach or breaches of such terms or conditions.

24.   LIENS
      -----
      Release of final payment shall not take place until Contractor shall deliver to CSC a complete release of all liens arising out of this Contract or receipts in full in lieu thereof, and an affidavit that Contractor has no knowledge or information of any other claim for labor or material for which a lien could be filed. If any lien is placed against the property or remains unsatisfied, Contractor shall pay to CSC all monies that CSC may be compelled to pay in discharging such lien, including all costs connected therewith and all attorney's fee and all loss and damages incurred therefrom, if any.

25.   WARRANTY AGAINST CONTINGENT FEES FOR SOLICITING OR SECURING AWARD
      -----------------------------------------------------------------
      Contractor warrants that no person has been employed or retained to solicit or secure or to render any service or assistance toward the obtaining of the award of Contract upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, except bona fide staff employed by Contractor for the purpose of securing business and that such staff employed by Contractor shall not share with any person or party the benefits arising from securing business for Contractor in this transaction. For any breach or violation of this warranty CSC shall have the right to annul the Contract and/or at CSC's discretion to deduct from the Contract price or consideration, or otherwise recover, the full amount of such commission, percentage, brokerage, or contingent fee.

26.   OFFICIALS AND EMPLOYEES NOT TO BENEFIT
      --------------------------------------
      Contractor warrants that: (1) no officials or employees of the Government of the Republic of China, including any subdivision thereof, no employees of CSC, nor employees of consultant, whose service is in any way related to CSC's selection of equipments and materials, has been or will be admitted to any share or part of this Contract or to any benefit that may arise therefrom, (2) violation of this warranty will subject Contractor to penalties according to Law of the Republic of China as well as give CSC the fight to annul this Contract or at CSC's discretion to take legal action to recover damages.

27.   LANGUAGE
      --------
      English shall be used in all drawings, documentation, and correspondence, and English language shall be used in all meetings, discussions and dialogue related to this Contract.

28.   MESSAGES
      --------
      All messages sent by CSC to Contractor in accordance with the stipulations of the Contract or in connection therewith, shall be regarded as received by Contractor on the 7th day after the date of the postmark, if they have been sent by airmail to the principal or registered seat of Contractor or to an address officially designated by Contractor, or on the day upon receipt of answerback conformation/acknowledgement of receipt if sent by telex/facsimile. In case that the message is personally handed over to the Contractor at Contractor's principal or registered seat, or designated address, it is regarded as being received by Contractor on the day of delivery.

      Signatures on letters shall be followed by typed name of person signing. Cables and telexes shall bear the name of sender.

      All messages sent by Contractor to CSC in accordance with the stipulations of the Contract or in connection therewith shall be regarded as received by the addressee on the 7th day after the date of postmark if they are sent by airmail to CSC under the address indicated in this Contract, or upon receipt of answerback confirmation/acknowledgement of receipt if sent by telex/facsimile. In case that the message is personally delivered to this address, it is regarded as being received on the day of delivery.

      All messages given by CSC to Contractor or by Contractor to CSC on Job Site in accordance with the stipulations of the Contract, shall be regarded as received by the addressee, when they have been delivered to the person authorized to accept such messages.

29.   CHARGING OF AMOUNTS DUE CSC AGAINST OUTSTANDINGS DUE CONTRACTOR
      ---------------------------------------------------------------
      All amounts due CSC shall be charged against outstanding amounts due Contractor under this Contract or any contract affiliated therewith, such as furnishing of technical personnel or furnishing of spare parts. However this provision shall in no way imply limitation of Contractor's liability to amounts outstanding under this Contract and affiliated contracts.

30.   PUBLIC AND THIRD PARTY INTEREST
      -------------------------------
      Contractor shall strictly avoid any activities on Job Site which might impair the interest of the public or third parties including, but not limited to, other contractors. Contractor shall indemnify and hold CSC harmless from any claims brought up against CSC in consequence of such activities which are not covered by the insurance specified under article 12.2 of EXHIBIT III SHIPPING AND INSURANCE attached herewith.

31.   GOVERNING LAW
      -------------
      This Contract shall be governed by, and construed in accordance with the substantive laws of the Republic of China.

32.   SUCCESSION
      ----------
      This Contract shall be binding on and, except as otherwise herein provided, shall inure to he benefit of the heirs, legal successors and assigns of the Contractor/CSC.

33.   CONSEQUENTIAL DAMAGES
      ---------------------
      Contractor realizes that a fill completion of the Work in due course is important to and constitutes an important basis upon which Contractor and CSC enter into this contract. However, both parties shall not be liable for any kind of incidental, indirect or consequential damages such as but not limited to loss of profit loss of use, cost for idle personnel and equipment or otherwise.

34.   COUNTRY OF ORIGIN
      -----------------
      Contractor fully understands the current regulations of the Republic of China that import of commodity originated from Mainland China, Cuba, Iraq is prohibited unless specifically approved. Contractor shall only supply/deliver equipment, parts, materials, services originated from countries or areas other than Mainland China, Cuba, Iraq. Contractor shall also cause his subcontractor to strictly comply with these conditions. IT IS VERY IMPORTANT THAT CONTRACTOR SHALL BE RESPONSIBLE FOR ALL LOSSES, CONFISCATION, FINES OR EXPENSES AS WELL AS ANY DELAY IN CONSTRUCTION SCHEDULE MAY BE SUFFERED BY CSC OWING TO VIOLATION OF THESE CONDITIONS BY CONTRACTOR AND/OR HIS SUBCONTRACTOR.

35.   EFFECTIVE DATE OF CONTRACT
      --------------------------
      This Contract shall become effective after signing the Contract by both parties.

36.   EXECUTION
      ---------
      This Contract is executed in two originals and two duplicates in English. CSC and Contractor shall retain one original and one duplicate respectively.

CHINA STEEL CORPORATION                   ETS INTERNATIONAL, INC.


s/Jo-Chi Tsou                             s/John D. McKenna
----------------------------------        ----------------------------------
Name: Jo-Chi Tsou                         Name: John D. McKenna
Title: Vice President - Commercial        Title: Chairman & President